EXHIBIT 10.1
Asset Purchase Agreement
(WMS Related Assets)
Dated as of June 2, 2008
Between
Handleman Company, as Seller
and
Anderson Merchandisers, L.P., as Purchaser

5-30-08
ASSET PURCHASE AGREEMENT
(WMS Related Assets)

1. Agreement to Purchase and Sell	3
1.1. Initial Purchase	3
1.2. Initial Excluded Assets	3
1.3. Additional Inventory	4
1.4. Value Enhancement	4

2. Purchase Price and Closing Payments	4
2.1. Purchase Price	4
2.2. Allocation of Purchase Price	5
2.3. Payment	5
2.4. Adjustments	5

3. Additional Provisions	6
3.1. Employees	6
3.2. Assumed Liabilities	6
3.3. Accounts Receivable	6
3.4. Transition Services	7

4. Representations and Warranties of Seller	7
4.1. Status of Seller	7
4.2. Authority	7
4.3. Title to Purchased Inventory	7
4.4. Litigation	7
4.5. Insolvency Proceedings	7
4.6. No Violation or Breach	8
4.7. Broker’s or Finder’s Fees	8
4.8. Returnability of Initial WMS Inventory	8
4.9. Taxes	8
4.10. Operation of WMS Business in the Ordinary Course	8

5. Representations and Warranties of Purchaser	8
5.1. Status of Purchaser	9
5.2. Authority	9
5.3. Purchaser’s Acknowledgement	9
5.4. Litigation	9

5.5. Broker’s or Finder’s Fees	9

6. Conditions Precedent to Obligations of Purchaser at Closing	9
6.1. Accuracy of Representations and Warranties	9
6.2. Closing Deliveries	9

7. Conditions Precedent to Obligations of Seller at Closing	10
7.1. Accuracy of Representations and Warranties	10
7.2. Closing Deliveries	10

8. Sale of WMS Assets	10
8.1. Closing	10
8.2. Inventory Delivery and Payment	10

9. Confidentiality	11

10. Notices	11

11. Miscellaneous	11

ASSET PURCHASE AGREEMENT
(WMS Related Assets)
          This Asset Purchase Agreement (this “Agreement”) is made effective as of June 2, 2008 (the “Effective Date”) by and between Handleman Company (“Seller”), a Michigan corporation, with offices at 500 Kirts Boulevard, Troy, MI 48084, and Anderson Merchandisers, L.P. (“Purchaser”), a Texas limited partnership, with offices at 421 S.E. 34th Avenue, Amarillo, TX 79103.
RECITALS
          The following is a recital of facts underlying this Agreement:
          A. A portion of Seller’s business (the “WMS Business”) consists of distribution of certain music product to Wal-Mart stores in the United States (“WMS”).
          B. Seller desires to sell, and Purchaser desires to purchase, certain assets of the Seller related to the WMS Business, on the terms and conditions set forth herein.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. Agreement to Purchase and Sell.
     1.1. Initial Purchase. At the Closing, Purchaser shall purchase and Seller shall sell certain assets of Seller used in the WMS Business (the “Initial Purchase”) as follows (but excluding the Initial Excluded Assets, if any):
          1.1.1. The inventory of Seller designated for sale to WMS (the “Initial WMS Inventory”). Exhibit 1.1.1 provides a preliminary list of inventory, including the Initial WMS Inventory, prepared based on Seller’s perpetual inventory system. The purchase price for the Initial WMS Inventory (the “WMS Inventory Value”) shall be equal to the aggregate supplier invoice cost of such inventory.
          1.1.2. All rights of Seller with respect to the retail display fixtures for WMS locations as listed in Exhibit 1.1.2 (the “WMS Display Fixture Rights”). The purchase price for the WMS Display Fixture Rights shall be the “WMS Display Fixture Rights Value” as set forth in Exhibit 1.1.2.
     1.2. Initial Excluded Assets. Notwithstanding Section 1.1, the following assets are specifically excluded from the Initial Purchase (collectively, the “Initial Excluded Assets”):
          1.2.1. Any returns of inventory by WMS that are in-transit as of the Closing Date;
          1.2.2. Any inventory other than the Initial WMS Inventory, including but not limited to WMS Inventory Categories retained by Seller for sale to customers other than WMS.

     1.3. Additional Inventory. On August 29, 2008, or such other date as may be mutually agreed to by the parties (the “Second Closing Date”), Purchaser shall purchase and Seller shall sell additional inventory as follows:
          1.3.1. Purchaser shall purchase the following inventory (the “Additional Inventory”):
     (a) All inventory of the type listed as “buckets” 1 through 3 and 11 through 13 (“WMS Inventory Categories”) in Exhibit 1.1.1.
     (b) All inventory of the type listed in “buckets” 4 through 10 (“Other Inventory Categories”) in Exhibit 1.1.1 that is mutually agreed to by the parties and authorized as returnable by the supplier.
          1.3.2. The purchase price for the Additional Inventory (the “Additional Inventory Purchase Price”) shall be equal to the aggregate supplier invoice cost of the Additional Inventory less, for each unit of the type listed in the Other Inventory Categories, (i) $0.31/unit and (ii) any supplier return handling fee. Purchaser shall deliver to Seller an itemized listing of the Additional Inventory received at Anderson warehouse with supplier invoice costs as a condition of payment of the Additional Inventory Purchase Price. Upon request, Seller shall provide such supporting information as may reasonably be required to document such invoice costs.
     1.4. Value Enhancement. Seller and Purchaser acknowledge and agree that portions of the business retained by Seller and its affiliates after the Closing Date would enhance the value of the WMS Business acquired by Purchaser pursuant to this Agreement. Accordingly, as an incentive for consummation of such sales, if on or before the first anniversary of the Effective Date, Seller or any of its affiliates closes a sale to Purchaser or its affiliates of all or substantially all of the assets of any business as a going concern or otherwise transitions substantially all of an identified business to Purchaser (for example, a sale or transition of the A2M business, Crave Entertainment Group, the Canadian Wal-Mart accounts of Seller’s subsidiary or other businesses of Seller or its affiliates), then Purchaser shall pay to Seller the sum of four million dollars ($4,000,000.00) (the “Incentive Payment”) in connection with the first such closing to occur (the “Incentive Closing Date”).
2. Purchase Price and Closing Payments.
     2.1. Purchase Price. In consideration for acquisition of the WMS Business (the “Purchase Price“), Purchaser shall pay to Seller the sum of the following
     (a) the WMS Inventory Value;
     (b) the WMS Display Fixture Rights Value;
     (c) the Additional Inventory Purchase Price;
     (d) the Incentive Payment, if applicable.

Provided however, the aggregate price of the WMS Inventory Value and the Additional Inventory Purchase Price will not exceed twenty-one million five hundred thousand dollars ($21,500,000.00).
     2.2. Allocation of Purchase Price. The Purchase Price shall be allocated in the manner set forth on Exhibit 2.2. The parties agree to be bound by such allocation for all federal, state, and local income tax purposes.
     2.3. Payment.
          2.3.1. Initial Purchase Price Payment. On the Closing Date, Purchaser shall pay to Seller an amount equal to the WMS Display Fixture Rights Value in immediately available funds (the “Initial Purchase Price Payment”).
          2.3.2. Additional Closing Payment. On the Closing Date, Purchaser shall pay to Seller in immediately available funds an amount (the “Additional Closing Payment”) equal to the sum of the following:
     (a) one hundred seventy-five thousand dollars ($175,000.00), as set forth in Exhibit 3.4 (Transition Services);
     (b) five million dollars ($5,000,000.00) as compensation for the costs incurred by Seller, including but not limited to handling, packaging, shipping, warehousing, billing and management costs.
          2.3.3. Inventory Payments. Purchaser shall pay to Seller the WMS Inventory Value upon delivery of the Initial WMS Inventory FOB Indy, and Purchaser shall pay to Seller the Additional Inventory Purchase Price upon confirmation of the quantities of such inventory received at Anderson warehouses after the Closing Date and the Second Closing Date, respectively, as provided in Section 8.2 below.
          2.3.4. Incentive Payment. Purchaser shall pay to Seller the Incentive Payment in immediately available funds within five (5) business days after the Incentive Closing Date.
     2.4. Adjustments. At the Closing, the following shall be adjusted and, to the extent practicable, all such adjustments shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable after the Closing:
          2.4.1. Personal Property Taxes. Seller shall pay all taxes that may be levied on the purchased assets that are billed on or before the Closing Date, and Purchaser shall pay all such taxes (if any) that may be billed after the Closing Date.
          2.4.2. Transfer Fees; Sales Taxes. Purchaser and Seller shall each pay 50% of all transfer fees and applicable sales taxes, if any, arising under or on account of the Initial Purchase and the purchase and sale of the Additional Inventory.

          2.4.3. Timing of Adjustment. Except as otherwise provided in this Agreement, the net amount of any of the adjustments set forth in this Agreement shall be either an increase or a decrease of the payments to be made at the Closing to the extent practicable.
3. Additional Provisions.
     3.1. Employees.
          3.1.1. Prior to Closing, Seller and Purchaser will identify up to 200 full-time employees and up to 40 part-time employees of Seller or one of its subsidiaries whose employment services relate to the WMS Business.
          3.1.2. Purchaser, in its sole discretion, may offer employment to some or all of the identified employees at their current levels of seniority with benefits comparable to those offered to Purchaser’s employees in accordance with the procedures set forth in Exhibit 3.4 (Transition Services). Purchaser will not, during the (90) ninety day period following the Closing, directly or indirectly hire any other employee of Seller (or its affiliates) without the prior written consent of Seller.
          3.1.3. With respect to any Seller employees that accept such an offer of employment by Purchaser, Seller shall offer to sell to Purchaser any equipment used exclusively by such employees in performing their duties as field merchandisers at Wal-Mart stores at a mutually agreeable price; provided that (i) all software and confidential information shall be removed from any such equipment acquired by Purchaser, and (ii) such offer to sell shall expire to the extent not accepted by Purchaser within thirty (30) days after the Closing.
          3.1.4. Seller shall be responsible for all actions as may be required by and all obligations and other liabilities associated with the Worker Adjustment and Retraining Notification Act of 1988, as amended, in the event that Seller elects to terminate employees who were employed in the operation of the WMS Business, provided that Purchaser shall be responsible for any liability created by Purchaser’s refusal to hire any such employees (e.g., claims based on Purchaser’s alleged discrimination).
          3.1.5. Seller will pay health insurance premium costs through June 30, 2008 for any Handleman employees that Anderson employs.
     3.2. Assumed Liabilities. As of the Closing, Purchaser shall assume Seller’s obligation with respect to product that is shipped from WMS after the Closing Date arising after the Closing Date. Purchaser does not assume nor shall Purchaser be obligated for any other liabilities or responsibilities whatsoever of Seller or the WMS Business as conducted by Seller through the Closing, including but not limited to any liability of Seller to Seller’s employees hired by Purchaser for compensation or benefits.
     3.3. Accounts Receivable. All WMS accounts receivable for transactions occurring on or before the Closing Date shall remain the property of Seller irrespective of any payment for it to Purchaser. If Purchaser receives payment for any accounts receivable existing as of the Closing Date, Purchaser shall forward payment directly to Seller. If Seller receives payment for any accounts receivable for Purchaser transactions after the Closing Date, Seller shall forward payment directly to Purchaser.
     3.4. Transition Services. The parties have agreed to cooperate in transitioning the WMS Business and consummating the sale of inventory, including but not limited to (i) the methodology and procedures for handling products returned from stores to Seller or Purchaser, (ii) Seller’s purchase of product from Purchaser for non-WMS stores after the Closing Date subject to Seller providing Purchaser a letter of credit in a form reasonably acceptable to both parties, and (iii) transition of employees servicing the WMS Business, as set forth in Exhibit 3.4 (Transition Services).
4. Representations and Warranties of Seller.
     Seller represents and warrants the following:
     4.1. Status of Seller. Seller is a Michigan corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan.
     4.2. Authority. Seller has the corporate power and authority, and is duly authorized, to enter into and carry out the transactions contemplated by this Agreement. When executed, this Agreement will be a legal, valid, and binding obligation of Seller. The execution and delivery of this Agreement by Seller and the consummation of the transactions described herein do not and will not (a) contravene the terms of Seller’s charter or bylaws; (b) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (i) any contract, mortgage, indenture or agreement to which Seller is a party or affecting Seller or its assets (subject to the receipt of necessary consents and waivers and the releases described in Section 7.2(a)) or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Seller or its property is subject; or (c) violate any law.
     4.3. Title to Purchased Inventory. At Closing, Seller will transfer to Purchaser good title to the Initial WMS Inventory, subject to no mortgage, pledge, lien, encumbrance, security interest, or charge, except liens that will be released upon payment of the Purchase Price as described in Section 7.2(a). On the Second Closing Date, Seller will transfer to Purchaser good title to the Additional Inventory, subject to no mortgage, pledge, lien, encumbrance, security interest, or charge, except liens that will be released upon payment of the Purchase Price as described in Section 7.2(a).
     4.4. Litigation. There are no actions, suits, or proceedings pending or, to Seller’s knowledge, threatened against Seller, before any court, administrative agency, or other body; and no judgment, order, writ, injunction, decree, or other similar command of any court or governmental agency has been entered against or served upon Seller relating to this Agreement and/or the transactions contemplated by this Agreement.
     4.5. Insolvency Proceedings. Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property. As of the execution of this agreement, to the knowledge of Seller, the realizable value of Seller’s assets exceeds its liabilities.
     4.6. No Violation or Breach. The performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling, nor is the performance of this Agreement in violation of the conditions or restrictions in effect for financing pursuant to any loan documents, whether any such loan is secured or unsecured (subject to the receipt of necessary consents and waivers and the releases described in Section 7.2(a)), or any other agreement to which Seller is a party or to which either the Initial WMS Inventory or the Additional Inventory or any part thereof is subject.
     4.7. Broker’s or Finder’s Fees. No agent, broker, investment banker, person, or firm acting on behalf of Seller is or will be entitled to any broker’s or finder’s fees or any other commission or similar fee directly or indirectly from Seller in connection with the sale of the WMS Business contemplated hereby.
     4.8. Returnability of Initial WMS Inventory. Seller has not taken any action, or failed to take any action, which would have the effect of voiding the obligation of the vendor to accept the return of any of the Initial WMS Inventory for credit equal to Seller’s invoice cost for such inventory.
     4.9. Taxes. Seller has no liability for Taxes which is or could become a lien on any of the purchased assets. Seller has timely filed all Tax Returns with respect to such Taxes that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. For purposes of the Section 4.9, “Taxes” means any federal, state, local, or foreign income, gross receipts, license, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever that is or could become a lien on any of the purchased assets, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     4.10. Operation of WMS Business in the Ordinary Course. The aggregate quantities of music product in the Wal-Mart store as of the date hereof that were shipped by Seller to Wal-Mart stores are no more than five percent (5%) in excess of the aggregate target inventory amounts established by Wal-Mart; and from March 1, 2008 to May 23, 2008, Seller has not caused or encouraged Wal-Mart to delay shipment of returns to Seller.
5. Representations and Warranties of Purchaser.
     Purchaser represents and warrants the following:

     5.1. Status of Purchaser. Purchaser is a Texas limited partnership, duly organized and validly existing, and is in good standing under the laws of the State of Texas.
     5.2. Authority. Purchaser has the partnership power and authority, and is duly authorized, to enter into and carry out the transactions contemplated by this Agreement. When executed, this Agreement will be a legal, valid, and binding obligation of Purchaser.
     5.3. Purchaser’s Acknowledgement. Purchaser acknowledges the following:
     (a) Purchaser agrees that the WMS Business and all assets purchased pursuant to this Agreement, including the Initial WMS Inventory and Additional Inventory, and the rights of Seller being purchased hereunder, are sold and transferred to Purchaser IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT.
     (b) Purchaser has sufficient knowledge and expertise to evaluate the merits and risks of the purchase of the WMS Business.
     5.4. Litigation. There are no actions, suits, or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, before any court, administrative agency, or other body; and no judgment, order, writ, injunction, decree, or other similar command of any court or governmental agency has been entered against or served upon Purchaser relating to this Agreement and/or the transactions contemplated by this Agreement.
     5.5. Broker’s or Finder’s Fees. No agent, broker, investment banker, person, or firm acting on behalf of Purchaser is or will be entitled to any broker’s or finder’s fees or any other commission or similar fee directly or indirectly from Purchaser in connection with the sale of the WMS Business contemplated by this Agreement.
6. Conditions Precedent to Obligations of Purchaser at Closing.
     Unless waived in writing by Purchaser, Purchaser’s obligation to close the sale of the WMS Business is subject to the satisfaction at or prior to the Closing of the following conditions:
     6.1. Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing.
     6.2. Closing Deliveries. Purchaser shall have received the following:
     (a) An executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit 6.2(a).
     (b) Such other documents as Purchaser may reasonably request which are not inconsistent with the provisions of this Agreement.

7. Conditions Precedent to Obligations of Seller at Closing.
     Unless waived in writing by Seller, Seller’s obligation to close the sale of the WMS Business is subject to the satisfaction at or prior to the Closing of the following conditions:
     7.1. Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing.
     7.2. Closing Deliveries. Seller shall have received the following:
     (a) A release of liens on the purchased assets, including the Initial WMS Inventory and the Additional Inventory, from all applicable lenders that will be effective on or before the transfer of such assets to Purchaser and payment of the Purchase Price.
     (b) Payment of the Initial Purchase Price Payment and the Additional Closing Payment.
     (c) An executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit 6.2(a).
     (d) Such other documents as Seller may reasonably request which are not inconsistent with the provisions of this Agreement.
8. Sale of WMS Assets.
     8.1. Closing. The closing (the “Closing”) of the sale of the WMS Assets as set forth herein shall be held on the Effective Date or such later date as may be mutually agreed to by the parties (the “Closing Date”) at the offices of Seller’s counsel or at such other location as may be agreed on by the parties.
     8.2. Inventory Delivery and Payment.
          8.2.1. Delivery. The Initial WMS Inventory and the Additional Inventory (the “Purchased Inventory”) shall be delivered FOB Seller’s Indianapolis, Indiana Area Distribution Center (“Indy”) and FOB Anderson’s warehouses at Denton, Texas and Winder, Georgia (“Anderson warehouses”), respectively, promptly after the Closing Date and the Second Closing Date, respectively. Accordingly, (i) Purchaser shall make available at Indy, at its expense, sufficient vehicles to receive the Initial WMS Inventory, and Seller shall prepare for shipping and load the Initial WMS Inventory on the vehicles provided by Purchaser; and (ii) Seller shall ship to Anderson warehouses at its expense, and Purchaser shall unload, the Additional Inventory.
          8.2.2. Shipping Procedures. The parties shall comply with the shipping procedures set forth in Exhibit 3.4 (Transition Services).
          8.2.3. Payment. Upon delivery of Purchased Inventory, Seller shall invoice Purchaser for the applicable portion of the WMS Inventory Value or Additional Inventory

Purchase Price in accordance with the procedures set forth in Exhibit 3.4 (Transition Services) Purchaser shall pay Seller the invoiced amount in immediately available funds within three (3) business days of receipt of an invoice by a representative of Purchaser.
9. Confidentiality.
     Purchaser acknowledges that, pursuant to its inspection of Seller’s books, records, and other documents and materials in contemplation of the acquisition of the WMS Business, Purchaser may have become privy to confidential information of Seller, and that communication of such confidential information to third parties (whether or not such communicated information is authorized by Purchaser) could injure Seller’s continuing business. Purchaser agree to take reasonable steps to ensure that such information about Seller, obtained by Purchaser, shall remain confidential and shall not be disclosed or revealed to outside sources, and further agrees not to solicit any customers of Seller disclosed from such confidential information other than WMS. As used in this Agreement, “confidential information” includes information ordinarily known only to Seller’s personnel, and information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such by Seller. Seller will maintain the confidentiality of all confidential information relating to the purchased assets and Seller’s business with WMS, except as may be required by law (including but not limited to disclosure required by securities laws) and as may be required by Seller’s lenders. This Section 9 shall survive Closing.
10. Notices.
     All notices, requests, demands, and other communications under this Agreement (except Section 8.2) shall be in writing and shall be deemed to have been duly given if delivered in person or by overnight delivery service or mailed, first-class postage prepaid, to Seller, at Seller’s address given in this Agreement, or to Purchaser, at Purchaser’s address given in this Agreement, or to any other address that Purchaser or Seller shall designate in writing.
11. Miscellaneous.
     (a) Amendment. This Agreement shall not be amended, altered, or terminated except by a writing executed by the parties.
     (b) Choice of Law. This Agreement shall be governed by the internal laws of the State of Michigan, without regard to its conflict of laws principles.
     (c) Entire Agreement. This Agreement (together with the documents to be delivered at the Closing) sets forth the entire understanding of the parties, and shall supersede any oral or written agreements relating to this subject matter entered into by the parties before the date of this Agreement.
     (d) Waiver. The waiver by any party of any breach or breaches of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement. No waiver shall be implied. A waiver shall be valid only if in writing and signed by the party against whom the waiver is being asserted
     (e) Binding Effect. This Agreement, inclusive of its terms and provisions, shall survive the Closing and shall be binding on and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the parties.
     (f) Construction of Agreement. Each party and its respective legal counsel has reviewed and revised this Agreement and has had equal opportunity for input into this Agreement. Neither party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one party than the other; rather, questions of interpretation shall be construed equally as to each party.
     (g) Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement. The parties agree that signatures on this Agreement, as well as any other documents to be executed under this Agreement, may be delivered by facsimile or other electronic means in lieu of an original signature, and the parties agree to treat facsimile or other electronic signatures as original signatures and agree to be bound by this provision.
          The parties have executed this Agreement to be effective as of the Effective Date first set forth above:

SELLER:
Handleman Company

By:

Its:

PURCHASER
Anderson Merchandisers, L.P.
By: Ander-Merch of Texas, Inc., General Partner

By:

Its:

EXHIBITS
to
Asset Purchase Agreement
(WMS Related Assets)

Exhibit 1.1.1	Initial WMS Inventory – Preliminary List;
WMS Inventory Categories (“buckets” 1-3 and 11-13);
Other Inventory Categories (“buckets” 4-10)

Exhibit 1.1.2	WMS Display Fixtures

Exhibit 2.2	Purchase Price Allocation

Exhibit 3.4	Transition Services

Exhibit 6.2(a)	Form of Bill of Sale and Assignment

EXHIBIT 1.1.1
Initial WMS Inventory – Preliminary List
WMS Inventory Categories (“buckets” 1-3 and 11-13)
Other Inventory Categories (“buckets” 4-10)
Electronic file prepared by Seller and delivered to Purchaser is incorporated by reference as though set forth herein in its entirety.

EXHIBIT 1.1.2
WMS Display Fixtures
Electronic file with detail of the net book value of Wal-Mart display fixtures prepared by Seller and delivered to Purchaser is incorporated by reference as though set forth herein in its entirety. As set forth therein:
WMS Display Fixture Rights Value: $3,628,561.29.

EXHIBIT 2.2
Purchase Price Allocation

1.	Initial WMS Inventory	Initial WMS Inventory Value

2.	WMS Display Fixtures	WMS Display Fixture Rights Value

3.	Additional Inventory	Additional Inventory Purchase Price

4.	Goodwill	Incentive Payment (if any)

EXHIBIT 3.4
Transition Services

EXHIBIT 6.2(A)
Form of Bill of Sale and Assignment

Bill of Sale and Assignment
          Subject to and in accordance with the terms and conditions of the Asset Purchase Agreement (WMS Related Assets) dated as of June 2, 2008 (the “Purchase Agreement”) by and between Handleman Company (“Seller”) and Anderson Merchandisers, L.P. (“Purchaser”), Seller hereby transfers and assigns to Purchaser all of Seller’s right, title and interest in and to all of the following (collectively, the “Property”):
1.	the Initial WMS Inventory (upon payment of the WMS Inventory Value);

2.	retail display fixtures for WMS locations as listed in Exhibit 1.1.2 of the Purchase Agreement (upon payment of the WMS Display Fixture Rights Value); and

3.	the Additional Inventory (upon payment of the Additional Inventory Purchase Price).
As set forth in the Purchase Agreement, the Property, including the Initial WMS Inventory and the Additional Inventory, is sold and transferred in an “AS IS” condition, without any warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied, except as expressly set forth in the Purchase Agreement.
          Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement unless the context requires otherwise.
          IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be duly executed to be effective upon payment of the applicable portion of the Purchase Price as set forth above.

SELLER:
Handleman Company

By:

Its: